[Napster Letterhead]

August 2, 2007

Mr. Christopher Allen
5230 Ridgedale Drive
Dallas, TX 75206

Dear Christopher:

On behalf of Napster, Inc. (the “Company”), I am pleased to offer you the position of Chief Operating Officer of the Company, effective as of August 6, 2007, pursuant to the terms of this agreement (the “Agreement”). The prior agreement (the “Prior Agreement”) between the parties, dated June 21, 2007, is hereby amended and restated in its entirety, and the Prior Agreement is completely superseded by this Agreement and shall be of no force and effect. As part of this Agreement, you agree that you shall relocate your primary residence to the Los Angeles, CA area.

1. Compensation

Your base salary will be $315,000 per annum and will be reviewed annually by the Company. In addition, you will receive, within 30 days of your date of hire, a one-time sign-on bonus of $50,000, subject to applicable withholdings.

2. Duties

You will perform your services as Chief Operating Officer and agree to perform all duties reasonable and consistent with your position, and those reasonably requested by the Company or its duly authorized officers.

3. Other benefits

The Company provides a full range of benefits for which you are currently eligible including vacation, medical, dental, vision, life insurance, a 401K plan, health club membership, and tuition reimbursement. You shall be entitled to participate in such benefit plans subject to their terms and conditions, which currently provide you with no less than 20 days paid time off each year.

4. Relocation

In connection with your relocation to Los Angeles, California, the Company will reimburse you for actual out of pocket moving, transportation, and storage costs, as well as reasonable temporary housing in the Los Angeles area for a maximum period of 120 days and at all times subject to prior approval by the Company. The Company will also pay you a special bonus to reimburse you for certain payments made to you by your prior employer that you have represented the prior employer has a right to recoup because of your voluntary termination of employment from your prior employer. The Company will reimburse you for the full amount of such payments that you are actually required to repay to your prior employer (the “Repaid Amount”) and will also “gross-up” such reimbursement for the estimated income and employment taxes on the reimbursement amount so that you will retain an after-tax amount equal to the Repaid Amount, provided that the maximum value of the Company’s reimbursement payment (including the gross-up) shall in no event exceed $180,000. The amount of the Company’s tax gross-up payment shall be calculated by the Company in its reasonable, good faith discretion, and shall be offset by any tax benefit that the Company estimates you are reasonably entitled to under applicable tax law by virtue of paying the Repaid Amount to your prior employer. You agree to cooperate with the Company in making its estimate of the gross-up payment, and to provide the Company with any information as it may reasonably request in order to prepare its estimate. On or before November 15, 2007, the Company shall reimburse you an amount equal to the Repaid Amount plus the related gross-up payment due on such amount. If you voluntarily terminate your employment with the Company for other than Good Reason (as defined below) within the twelve (12) month period following your date of hire, you will to the extent permitted by applicable law be required to repay to the Company all costs and reimbursements identified in this section 4.

5. Termination and Severance

In the event that the Company terminates your employment without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), you will be entitled to continued salary payments and company-paid COBRA premiums for a period of six (6) months from the date of your termination. Notwithstanding the foregoing, in the event that your employment is terminated by the Company without Cause or by you for Good Reason upon or at any time following a Change in Control (as defined below), the severance period will be extended to twelve (12) months.

In addition, if the Company terminates your employment without Cause or you terminate your employment for Good Reason within the twelve (12) month period following your hire date, 25% of your initial Restricted Stock Grant (outlined in section 8 below) will immediately fully vest on the date of termination. The remaining portion of your initial Restricted Stock Grant, to the extent not vested after giving effect to the preceding sentence, will be forfeited to the Company as of such date.

The Company may terminate your employment and this Agreement at any time. You may terminate your employment and this agreement at any time. If the Company exercises its option to terminate your employment for Cause or if you terminate your employment other than for Good Reason, you shall be entitled only to the unpaid salary and unused vacation benefits which have been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated for Cause or if you terminate your employment other than for Good Reason. Should your employment be terminated for Cause, the Company shall provide you with a written statement detailing such Cause. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or total disability.

6. Business Expenses

During your employment, the Company will reimburse you for such reasonable travel and other expenses incurred in the performance of your duties consistent with the Company’s then applicable expense reimbursement policies for Company executives.

7. Definitions

For purposes of this Agreement, the following terms will have the following meanings:

“Cause” means that you have: (i) been grossly negligent in the performance of your duties for the Company; (ii) engaged in willful misconduct; or (iii) been convicted of a felony or any crime involving moral turpitude.

“Good Reason” means that you, without your consent, have: (i) incurred a material reduction in your title, status, authority or responsibility; (ii) incurred a reduction in your base compensation; or (iii) been notified that your principal place of work (defined as the greater Los Angeles area) will be relocated by a distance of fifty (50) miles or more.

“Change in Control” means the occurrence of any of the following:

(i)
When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)
A change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (1) are directors of the Company as of the date hereof, or (2) are appointed, elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such appointment election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company);

(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	The consummation of the sale or disposition by the Company or all or substantially all of the Company’s assets.

8. Restricted Stock

In connection with your commencing employment with the Company, management will recommend to the Compensation Committee of the Company's Board of Directors that you be granted an award of 200,000 shares of restricted stock, such shares to vest, subject to your continued employment with the Company, in substantially equal annual installments on each of the first four anniversaries of the date of grant except as noted herein. These shares of restricted stock will be granted under, and subject to the terms and conditions of, the Company's 2001 Stock Plan.

9. Invention Disclosure

The Company acknowledges that all rights and ownership of the ideas, processes, methods and inventions disclosed by you to the Company in writing prior to or on the date hereof (the “Invention”) belong to you, but that you agree to provide the Company a non-exclusive license to use it.

You should understand that this Agreement does not constitute a contract of employment for any specified period of time, but will create an “employment at-will” relationship.

Please sign this letter, indicating acceptance of this Agreement, and return to me.

Christopher, we are pleased to have you as a member of the team and are confident you will make a major contribution to our success.

Sincerely,

/s/ Wm. Christopher Gorog

Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board

Accepted:	/s/ Christopher W. Allen
Christopher W. Allen